Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

HAYNESVILLE SHALE ACQUISITION

FRISCO, TEXAS, July 19, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it was the successful bidder on Package 2 – North Louisiana Properties at an auction held July 17, 2018, that was conducted under the Chapter 11 bankruptcy proceedings of Enduro Resource Partners LLC, et. al.  The North Louisiana properties consist of approximately 21,000 gross acres (9,900 net) primarily in Caddo and DeSoto Parishes in Louisiana.  Comstock bid $31.0 million, subject to purchase price adjustments, for the properties which include 120 (26.2 net) producing natural gas wells, 49 (14.7 net) of which produce from the Haynesville shale.  Current net production from the  properties being acquired is approximately 26 million cubic feet per day of natural gas following the recent completion of four (1.1 net) long-lateral Haynesville shale wells.  The acquisition, which is subject to the issuance of a Final Sales Order by the United States Bankruptcy Court for the District of Delaware, will have an effective date of January 1, 2018, and an anticipated closing date of July 31, 2018. Comstock estimates that it is acquiring 288 Bcfe of proved reserves which are 12% developed. Comstock has identified 112 (31.0 net) potential drilling locations on this acreage, 21 (17.9 net) of the future locations would be operated by Comstock.

"All of the acreage we are acquiring from Enduro is held by production," stated M. Jay Allison, Chief Executive officer of Comstock.  "The Haynesville acreage we are acquiring enhances our long-term opportunity set in the Haynesville shale which we can develop in the future on our time frame."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.